Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2015 with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2014 of Trade Street Residential, Inc., which is incorporated by reference in this Registration Statement of Independence Realty Trust, Inc. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Miami, Florida

July 28, 2015